As filed with the Securities and Exchange Commission on March 28, 2007
Registration No. 333-138864

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 1)

COLUMBUS VENTURES INC.
(Name of small business issuer in its charter)

NEVADA	1000	72-1619354
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

810 Peace Portal Drive, Suite 210
Blaine, WA 98230
Tel: (360) 510-1240
(Address and telephone number of principal executive offices)

CAMLEX MANAGEMENT (NEVADA) INC.
8275 S. Eastern Avenue, Suite 200
Las Vegas, NV 89123
Tel: (702) 990-8800
(Name, address and telephone number of agent for service)

Copies to:
O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010
Blaine, WA 98230
Tel: (360) 332-3300

Approximate date of proposed sale to the public:	As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the
same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list
the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list
the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Dollar Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, previously issued to investors	$150,343	$0.02	$150,343	$16.09
(1)	Total represents 7,517,150 shares issued by Columbus Ventures Inc. in a private placement transaction completed on January 31, 2006.
(2)	This price was arbitrarily determined by Columbus Ventures Inc.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 27, 2007

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

COLUMBUS VENTURES INC.

Prospectus

--------------------------
7,517,150 SHARES
COMMON STOCK
-------------------------

The selling stockholders named in this prospectus are offering the 7,517,150 shares of common stock of Columbus Ventures Inc. (“Columbus”) offered through this prospectus. Columbus has set an offering price for these securities of $0.02 per share of its common stock offered through this prospectus.

			Proceeds to Selling Stockholders
	Offering Price	Commissions	Before Expenses and Commissions

Per Share	$0.02	Not Applicable	$0.02

Total	$150,343	Not Applicable	$150,343

Columbus is not selling any shares of its common stock in this Offering and therefore will not receive any proceeds from this Offering.

Columbus’s common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.02 per share until such time as the shares of the Columbus’s common stock are traded on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”). Although Columbus intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize. If Columbus’s common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

---------------

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 5 through 8 before buying any shares of Columbus’s common stock.

This Offering will terminate nine months after this prospectus is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: March 27, 2007

--------------------------

i

PROSPECTUS
--------------------------
COLUMBUS VENTURES INC.
7,517,150 SHARES
COMMON STOCK
--------------------------

TABLE OF CONTENTS

Page

Summary Information	1

Glossary of Technical Geological Terms	3

Risk Factors	5

If we do not obtain additional financing, our business will fail.	5

We have yet to earn revenue and our ability to sustain our operations is dependent on our ability to raise financing. As a result, our accountants believe there is substantial doubt about our ability to continue as a going concern.	5

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.	5

We have no known mineral reserves and if we cannot find any, we may have to cease operations	6

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business	6

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.	6

Because our sole executive officer does not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.	7

Because our sole executive officer and sole director, Lubow Klauser, owns 76.9% of our outstanding common stock, investors may find that corporate decisions controlled by Ms. Klauser are inconsistent with the interests of other stockholders.	7

We may conduct further offerings in the future in which case your shareholdings will be diluted	7

If a market for our common stock does not develop, stockholders may be unable to sell their shares	7

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.	8

Use of Proceeds	8

Determination of Offering Price	8

Dilution	8

ii

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

iii

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” and “Columbus” refers to Columbus Ventures Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

Foreign Currency and Exchange Rates

For purposes of consistency and to express United States dollars throughout this prospectus, Canadian dollars have been converted into United States currency at the rate of $1.00 CDN being approximately equal to $0.86 US, which is the approximate exchange rate on December 31, 2006 , the date of our most recently available financial statements.

COLUMBUS VENTURES INC.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We currently own a 100% undivided interest in a mineral property located in the Province of British Columbia, Canada, that we call the “Comego Property.” The Comego Property consists of an area of approximately 630 acres located at the headwaters of the Chemainus River, approximately 20 miles east of the City of Nanaimo, on Vancouver Island, in the Province of British Columbia, Canada. Title to the Comego Property is held by our wholly owned British Columbia subsidiary, CMBS Explorations Inc. Our plan of operation is to conduct mineral exploration activities on the Comego Property in order to assess whether it possess deposits of gold capable of commercial extraction.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Summary Financial Information

Our financial information as of the period from inception on October 12, 2005 to September 30, 2006 and for the three months ended December 31, 2006 is summarized below:

Summary Consolidated Balance Sheet Information:	At December 31, 2006 (Unaudited)	At September 30, 2006 (Audited)
Cash	$53,958	$65,344
Total Assets	$53,958	$65,344
Liabilities	$27,294	$17,853
Total Stockholders’ Equity	$26,664	$47,491

Summary Consolidated Statement of Operations:	Three Months Ended December 31, 2006 (Unaudited)	Period From October 12, 2005 (Inception) to September 30, 2006 (Audited)
Revenue	$nil	$nil
Expenses	$(20,827)	$(52,680)
Net Loss	$(20,827)	$(52,680)
Net Loss Per Common Share	$(0.00)	$(0.00)

About Us

We were incorporated on October 12, 2005 under the laws of the State of Nevada. Our principal offices are located at Suite 210, 810 Peace Portal Drive, Blaine, Washington 98230. Our telephone number is (360) 510-1240.

THE OFFERING

The Issuer:	Columbus Ventures Inc.

Selling Security Holders:

The selling stockholders named in this prospectus are existing stockholders of Columbus who purchased shares of our common stock in a private placement transaction completed on January 31, 2006 (the “Private Placement”) or who purchased shares of our common stock from the original subscribers to the Private Placement. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). See “Selling Security Holders”.

Securities Being Offered:	Up to 7,517,150 shares of our common stock, par value $0.001 per share.

Offering Price:

The offering price of the common stock is $0.02 per share. We intend to apply to the OTC Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”). If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

Duration of Offering:	This offering will terminate nine months after this prospectus is declared effective by the SEC.

Minimum Number of Shares To Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:	32,517,150 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

GLOSSARY OF TECHNICAL GEOLOGICAL TERMS

The following defined technical terms are used in our prospectus:

Agglomerate	Accumulations of large blocks of volcanic material often found around vents.

Argillite	Any compact sedimentary rock composed mainly of clay materials.

Basalt	An igneous lava flow usually black to brown in color issuing from deep fissures.

Batholith	A large emplacement of igneous intrusive rock that forms from cooled magma deep in the Earth’s crust.

Breccia	A course grained clastic rock, composed of angular broken rock fragments held together by a mineral cement or in a fine grained matrix.

Calcite	A calcium carbonate that is a common constituent of sedimentary rocks and limestone in particular.

Chalcopyrite	A copper iron sulfide mineral that is one of the most important sources of copper.

Chert	A fine grained silica-rich cryptocrystalline sedimentary rock.

Clastic	Rocks formed from fragments of pre-existing rock.

Complex

A large-scale field association or assemblage of different rocks of any age or origin, having structural relations so intricately involved or otherwise complicated that the rocks cannot be readily differentiated in mapping, e.g., a volcanic complex.

Diorite	A grey to dark grey intermediate intrusive igneous rock.

Diabasic	Composed of or resembling diabase, a form of intrusive rock.

Gabbro	A dark, coarse grained, intrusive igneous rock chemically equivalent to basalt.

Geanticlinal	A large upward fold of the Earth’s crust.

Gneiss

A common and widely distributed type of rock formed by high grade regional metamorphic processes from pre-existing formations that were originally either igneous or sedimentary rocks. A banded rock resulting from intimate penetration of magma into adjacent rocks.

Granodiorite	A group of coarse-grained plutonic rocks intermediate in composition between quartz diorite and quartz monzonite.

Granitoid	Pertaining to or composed of granite.

Igneous	A type of rock which has been formed by the consolidation of magma, a molten substance from the earth’s core.

Jurassic	Second Period of Mesozoic Era. Covered span of time between 190 – 135 million years before the present time.

Limonitic	Consisting of or resembling limonite, a rock composed of cryptocrystalline and amorphous iron oxyhydroxides.

Mafic	Pertaining to or composed predominantly of the ferromagnesian rock-forming silicates.

Magnetite	An ore of iron.

Mesozoic	One of the eras of geologic time. It includes the Triassic, Jurassic and Cretaceous periods.

Migmatite	A composite rock composed of igneous or igneous-appearing and/or metamorphic materials that are generally distinguishable megascopically.

Mineralization	The concentration of metals and their chemical compounds within a body of rock.

Ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.

Pillow Lava	A type of rock that is typically formed when lava emerges from an underwater volcanic vent or when lava flow enters into the ocean.

Pyrite

The most common of the sulfide minerals. It is usually found associated with other sulfides or oxides in quartz veins, sedimentary rock and metamorphic rock, as well as in coal beds, and as the replacement mineral in fossils.

Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

Reserve	For the purposes of this prospectus: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:

(1) Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

(2) Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Siliceous	Of, relating to, or derived from silica

Siliciclastic	Clastic or noncarbonated rocks that are almost exclusively silicon-bearing.

Skarn	Lime-bearing silicates, of any geologic age, derived from nearly pure limestone and dolomite.

Stock	An irregular metalliferous mass in a rock formation.

Triassic	The system of strata that was deposited between 210 and 250 million years before the present time.

Tuff	Tuff is a type of rock consisting of consolidated volcanic ash ejected from vents during a volcanic eruption.

Turbidite	A sediment or rock deposited from or inferred to have been deposited from a turbidity current.

Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

If we do not obtain additional financing, our business will fail.

Our operating funds are currently sufficient to meet the anticipated costs of our exploration program. However, our existing funds may be insufficient if the actual costs of our exploration program (or the other costs associated with running our business) are significantly greater than our estimates or if we decided to conduct exploration work beyond Phase III or if we begin mining efforts in the event that it is determined that our property contains mineral reserves. Therefore, we will need to obtain additional financing in order to complete our full business plan. As of December 31, 2006 , the date of our most recently available financial statements, we had cash on hand in the amount of $53,958 . We have not earned any income since our inception. Our plan of operation calls for significant expenses in connection with the exploration of our mineral claims. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors outside of our control, including the results from our exploration program, and any unanticipated problems relating to our mineral exploration activities, including environmental assessments and additional costs and expenses that may exceed our current estimates. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us in which case our business will fail.

We have yet to earn revenue and our ability to sustain our operations is dependent on our ability to raise financing. As a result, our accountants believe there is substantial doubt about our ability to continue as a going concern.

We have accrued net losses of $73,507 for the period from our inception on October 12, 2005 to December 31, 2006 , and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claims. These factors raise substantial doubt that we will be able to continue as a going concern. Telford Sadovnick, PLLC, our independent auditors, have expressed substantial doubt about our ability to continue as a going concern. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital when needed, we will not be able to complete our business plan. As a result we may have to liquidate our business and you may lose your investment. You should consider our auditor's comments when determining if an investment in Columbus is suitable.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The Comego Property does not contain a known body of commercial ore and, therefore, any program conducted on the Comego Property would be an exploratory search of ore. There is no certainty that any expenditures made in the exploration of the Comego Property will result in discoveries of commercial quantities of ore. Most exploration projects do not result in the discovery of commercially mineable mineral deposits. Problems such as unusual or unexpected formations and other conditions are common to mineral exploration activities and often result in unsuccessful exploration efforts. If the results of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. Our ability to acquire additional claims will be dependent upon our possessing adequate capital resources when needed. If no funding is available, we may be forced to abandon our operations.

We have no known mineral reserves and if we cannot find any, we may have to cease operations.

We have no mineral reserves. If we do not find any commercially exploitable mineral reserves or if we cannot complete the exploration of any mineral reserves, either because we do not have the money to do so or because it is not economically feasible to do so, we may have to cease operations and you may lose your investment. Mineral exploration is highly speculative. It involves many risks and is often non-productive. Even if we are able to find mineral reserves on our property our production capability will be subject to further risks including:

-

The costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

-	The availability and costs of financing;
-	The ongoing costs of production; and
-	Risks related to environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the Comego Property, and other factors such as government regulations, including regulations relating to allowable production, the importing and exporting of minerals, and environmental protection.

Given the above noted risks, the chances of our finding and commercially exploiting reserves on our mineral properties are remote and funds expended on exploration will likely be lost.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no insurance to cover against these hazards. The payment of such liabilities may result in our inability to complete our planned exploration program and/or obtain additional financing to fund our exploration program.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the Province of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

(a)	Water discharge will have to meet drinking water standards;

(b)	Dust generation will have to be minimal or otherwise re-mediated;

(c)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

(d)	An assessment of all material to be left on the surface will need to be environmentally benign;

(e)	Ground water will have to be monitored for any potential contaminants;

(f)	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be remediated; and

(g)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Our annual cost of compliance under the Mineral Tenure Act is currently approximately $880 per year. There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. If remediation costs exceed our cash reserves we may be unable to complete our exploration program and have to abandon our operations.

Because our sole executive officer does not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Our sole executive officer and sole director is Lubow Klauser. Ms. Klauser does not have any formal training as a geologist or in the technical aspects of management of a mineral exploration company. With no direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Because our sole executive officer and sole director, Lubow Klauser, owns 76.9% of our outstanding common stock, investors may find that corporate decisions controlled by Ms. Klauser are inconsistent with the interests of other stockholders.

Lubow Klauser, our sole executive officer and sole director, controls 76.9% of our issued and outstanding shares of common stock. Accordingly, in accordance with our Articles of Incorporation and Bylaws, Ms. Klauser is able to control who is elected to our board of directors and thus our management. Since Ms. Klauser is not simply a passive investor but is also one of our active executives, her interests as an executive may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Ms. Klauser exercising, in a manner fair to all of our shareholders, her fiduciary duties as an officer or as a member of our Board of Directors. Also, due to her stock ownership position, Ms. Klauser will have: (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our articles of incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Ms. Klauser to their detriment, and (iii) control over transactions between her and Columbus.

We may conduct further offerings in the future in which case your shareholdings will be diluted.

Since our inception, we have relied on such equity sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be diluted. The result of this could reduce the value of your stock.

If a market for our common stock does not develop, stockholders may be unable to sell their shares.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We intend to apply for trading of our common stock on the OTC Bulletin Board. However, we can provide no assurance that our shares will be approved for trading on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.

The shares offered by this prospectus constitute a penny stock under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.02 per share offering price of our common stock was determined based on our internal assessment of what the market would support. However, the selection of this particular price was influenced by the last sales price from our most recent private offering of 7,517,150 shares of our common stock which was completed on January 31, 2006 at a price of $0.01 per share. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 7,517,150 shares of common stock offered through this prospectus. The selling stockholders acquired their shares of our common stock offered through this prospectus either from us in an offering that was exempt from registration under Regulation S of the Securities Act and completed on January 31, 2006 (the “Private Placement”) or from the original subscribers to the Private Placement.

The following table provides as of March 27, 2007 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent (2)		Number of Shares	Percent (2)
SUBRAAZ ABDULLAH	20,000	*	20,000	NIL	*
REZA ALIZADEH	250,000	*	250,000	NIL	*
BEN ALLEN	250,000	*	250,000	NIL	*
ALBERT AIELLO	20,000	*	20,000	NIL	*
IDA AIELLO	20,000	*	20,000	NIL	*
MARC ANDREW	20,000	*	20,000	NIL	*
ROBERT ASHURST	260,000	*	260,000	NIL	*
VINCE BELL	280,000	*	280,000	NIL	*
PAULINE BELLAMY	300,000	*	300,000	NIL	*
RICHARD BRENNAN	200,000	*	200,000	NIL	*
CAELUM FINANCE LTD. (4)	850,000	2.6%	850,000	NIL	*
K.L. CARR	300,000	*	300,000	NIL	*
ANTONIO CORSI(3)	20,000	*	20,000	NIL	*
EDITH CORSI(3)	40,000	*	40,000	NIL	*
GIOVANNI CORSI(3)	20,000	*	20,000	NIL	*
CHRISTOPHER CROSBY	270,000	*	270,000	NIL	*
WILLIAM DOREY	180,000	*	180,000	NIL	*
BRAD ELLIS	20,000	*	20,000	NIL	*
MARK GANTON	20,000	*	20,000	NIL	*
MIKELA GRADY	40,000	*	40,000	NIL	*
JENNA HAMILTON	270,000	*	270,000	NIL	*
ROBERT HARRIS	160,000	*	160,000	NIL	*
MATT HEYWOOD	190,000	*	190,000	NIL	*
CORNELL KASCHA	20,000	*	20,000	NIL	*
LELIE KASCHA	20,000	*	20,000	NIL	*
MARK KASCHA	20,000	*	20,000	NIL	*
JOHN KLICPERA	20,000	*	20,000	NIL	*
VINCENZA LAUDISIO	1,267,150	3.9%	1,267,150	NIL

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent (2)		Number of Shares	Percent (2)
STEPHANIE LONG	290,000	*	290,000	NIL	*
CARA MCHUGH	230,000	*	230,000	NIL	*
JENIA MOLODTSOVA	20,000	*	20,000	NIL	*
GRAHAM MOORE	150,000	*	150,000	NIL	*
PAUL NUGENT	300,000	*	300,000	NIL	*
TARA O’GRADY	260,000	*	260,000	NIL	*
LUCAS OWEN	280,000	*	280,000	NIL	*
WALTER PANTELAKIS	20,000	*	20,000	NIL	*
AGNIESZKA POZNIAK	40,000	*	40,000	NIL	*
MARK TAYLOR	300,000	*	300,000	NIL	*
R. TEECE	280,000	*	280,000	NIL	*
TOTAL	7,517,150	23.1%	7,517,150	NIL	*

Notes

*	Represents less than 1%
(1)

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)

(2) Applicable percentage of ownership is based on 32,517,150 common shares outstanding as of March 27, 2007 , plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3)	Antonio Corsi and Edith Corsi are the parents of our former Secretary, Patrick Corsi. Giovanni Corsi is the cousin of Patrick Corsi.
(4)	The beneficial owner of Caelum Finance Ltd. is Constantine Carmichel.

Except as disclosed above, none of the selling stockholders:

(i)	has had a material relationship with us other than as a stockholder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply for trading of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders named in this prospectus. The estimated costs of this offering are $27,016. We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder is distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

We are required by Section 78.090 of the Nevada Revised Statutes (the “NRS”) to maintain a resident agent in the State of Nevada. Our resident agent for this purpose is Camlex Management (Nevada) Inc. of 8275 S. Eastern Avenue, Suite 200, Las Vegas, Nevada 89123. All legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in the State of Nevada in the manner provided in NRS 14.020(2) .

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The names, ages and titles of our executive officers and directors are as follows:

Name of Director	Age	Position
Lubow Klauser	27	President, Secretary, Treasurer and Director

Lubow Klauser is the President, Secretary, Treasurer and the sole director of Columbus. Ms. Klauser attended Wirtschaftsschule in Backnang, Germany. She obtained the equivalent of a Bachelor’s degree in Business Administration. Since 2003, Ms. Klauser has been a junior research analyst consultant for Excellerate Ltd. in London, UK where she researches companies in the high tech sector in English, German and Israeli markets, assists in building strategies for entering new markets, conducts market surveys for new products and identifies and assists in developing relationships with new and existing clients. From 2002 to 2003, Ms. Klauser was a production assistant for Ringaround Production Company in Milan, Italy, where she coordinated locations for fashion events and commercials, obtained location permits, arranged catering, model casting and photographers. From 2000 to 2002, Ms. Klauser was an assistant event manager for Faces Events in Stuttgart, Germany where she arranged fashion shows, corporate events and sponsorships. From 2000 to 2001, Ms. Klauser was a fashion scout for Salamander Shoe Company in Stuttgart, Germany.

Ms. Klauser does not have formal training as a geologist or in the technical or managerial aspects of management of a mineral exploration company. Her prior business experiences have not been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company. We do not have any employees who have professional training or experience in the mining industry. We rely on independent geological consultants to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

Term of Office

Members of our Board of Directors are appointed to hold office until the next annual meeting of our stockholders or until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with the provisions of the Nevada Revised Statutes. Our officers are appointed by our Board of Directors and hold office until removed by the Board.

Significant Employees

We have no significant employees other than our sole executive officer and sole director.

We conduct our business through agreements with consultants and arms-length third parties. Currently, we have no formal consulting agreements in place. We have a verbal arrangement with the consulting geologist currently conducting the exploratory work on the Comego Property. We pay to this geologist the usual and customary rates received by geologists performing similar consulting services.

Committees of the Board Of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. As such, Ms. Klauser, acts in those capacities as our sole director.

Audit Committee Financial Expert

Ms. Klauser is our sole director and does not qualify as an “audit committee financial expert.” We believe that the cost related to retaining such a financial expert at this time is prohibitive. Further, because we are in the start-up stage of our business operations, we believe the services of an audit committee financial expert are not warranted at this time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of March 27, 2007 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) our sole director, and (iii) our named executive officer. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Common Stock	Lubow Klauser President, Secretary and Treasurer Director Uhlandstrasse 7 71549 Auenwald, Germany	25,000,000 Direct	76.9%
Common Stock	Patrick Corsi Former Secretary 2611 West 4th Avenue Vancouver, BC, Canada	Nil	N/A
Common Stock	All Officers and Directors as a Group	25,000,000	76.9%
Holders of More than 5% of Our Common Stock
Common Stock	Lubow Klauser President, Secretary and Treasurer Director Uhlandstrasse 7 71549 Auenwald, Germany	25,000,000 Direct	76.9%

(1)

A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on March 27, 2007 . As of March 27, 2007 , there were 32,517,150 shares of our common stock issued and outstanding.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of March 27, 2007, there were 32,517,150 shares of our common stock issued and outstanding that were held of record by forty (40) registered stockholders. We have not issued any shares of preferred stock.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes (the “NRS”) and Section 8 of our Bylaws, at least one percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of the stockholders of the Company in order to constitute a valid quorum for the transaction of business. Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote. Certain fundamental corporate changes such as the liquidation of all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote.

Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

The holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our board of directors, from funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all our assets and funds remaining after the payment of all debts and other liabilities are to be distributed, pro rata, among the holders of our common stock.

Preferred Stock

Our Board of Directors is authorized by our Articles of Incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our Board of Directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)

voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our Board of Directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

There are no dividend restrictions that limit our ability to pay dividends on our common stock in our Articles of Incorporation or Bylaws. Chapter 78 of the NRS does provide certain limitations on our ability to declare dividends. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(a)	we would not be able to pay our debts as they become due in the usual course of business; or

(b)

except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

Nevada Anti-Takeover Laws

NRS Sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Section 3 of our Articles of Incorporation states that the provisions of NRS Sections 78.378 to 78.3793 do not apply to us.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

O’Neill Law Group PLLC has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.

Telford Sadovnick, PLLC our independent registered public accounting firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Telford Sadovnick has presented its report with respect to our audited financial statements. The report of Telford Sadovnick is included in reliance upon their authority as experts in accounting and auditing.

Laurence Sookochoff, P.Eng., is our consulting geologist. Mr. Sookochoff is a consulting professional engineer in the Geological Section of the Association of Professional Engineers and Geoscientists of the Province of British Columbia, Canada. Mr. Sookochoff’s consent is attached to this prospectus as an exhibit.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on October 12, 2005 under the laws of the State of Nevada.

Lubow Klauser and Patrick Corsi are the only persons who have been executive officers or directors of our company since our inception. No other person has acted as a promoter of Columbus since our inception. Other than Ms. Klauser’s purchase of 25,000,000 shares of our common stock on October 19, 2005, neither Ms. Klauser nor Mr. Corsi have entered into any agreement with us in which she or he is to receive from us or provide to us anything of value. Ms. Klauser purchased the 25,000,000 shares of our common stock at a price of $0.001 per share or $25,000 in the aggregate.

DESCRIPTION OF BUSINESS

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We currently own a 100% undivided interest in a mineral property located in the Province of British Columbia, Canada, that we call the “Comego Property.” We are currently conducting mineral exploration activities on the Comego Property in order to assess whether it contains any commercially exploitable mineral reserves. Currently there are no known mineral reserves on the Comego Property.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that any commercially viable mineral deposits exist on our mineral claims, that we will discover commercially exploitable levels of mineral resources on our properties, or, if such deposits are discovered, that we will enter into further substantial exploration programs. Further exploration is required before a final determination can be made as to whether our mineral claims possess commercially exploitable mineral deposits of copper, silver and gold.

Acquisition of the Comego Property

In October, 2005, we purchased a 100% undivided interest in a mineral claim known as the Cheryl Comego Claim from Christopher Normand Delorme at a price of $3,500. Title to the Comego Property is held by our wholly owned Canadian subsidiary, CMBS Explorations Inc.

We engaged Laurence P. Sookochoff, P.Eng. to prepare a geological evaluation report on the Comego Property. Mr. Sookochoff is a consulting professional engineer in the Geological Section of the Association of Professional Engineers and Geoscientists of the Province of British Columbia, Canada. Mr. Sookochoff attended University of British Columbia and holds a Bachelor of Science degree in geology. Mr. Sookochoff has been licensed as a professional engineer by the Professional Engineers Association of B.C. for the past 39 years.

The work completed by Mr. Sookochoff in preparing the geological report consisted of a review of geological data from previous exploration within the region. The acquisition of this data involved the research and investigation of historical files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claims.

We received the geological evaluation report on the Comego Property entitled "Geological Evaluation Report on the Comego Property" prepared by Mr. Sookochoff on December 12, 2005. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims. The description of the Comego Property provided below is based on Mr. Sookochoff’s report.

Description of Property

The Comego Property is comprised of a 12 cell claim block with an area of approximately 255 hectares (approximately 630 acres), located at the headwaters of the Chemainus River, approximately 20 miles east of the City of Nanaimo on Vancouver Island in the Province of British Columbia. See “Figure 1” below.

The Comego Property is recorded with the Ministry of Mines as follows:

Name of Mineral Claim	Tenure Number	Expiry Date
CHERYL COMEGO	521280	October 17, 2007

The Province of British Columbia owns the land covered by the mineral claims. To our knowledge, there are no aboriginal land claims that might affect our title to our mineral claims or the Province’s title of the property.

In order to maintain the Comego Property in good standing, we must complete minimum exploration work on the mineral claim and file confirmation of the completion of the work with the Ministry of Energy, Mines and Petroleum Resources for the Province of British Columbia (the “Ministry of Mines”). In lieu of completing this work, we may pay a fee equal to the minimum exploration work that must be performed with the Ministry of Mines. The completion of mineral exploration work or payment in lieu of exploration work in any year will extend the existence of our mineral claims for one additional year. Our mineral claims are currently in good standing until October 17, 2007. The minimum exploration work that must be performed and/or the fee for keeping our claim current is equal to $4.00 CDN (approximately $3.44 US) per hectare each year for the first three years after staking. After three years, the minimum work to be performed and/or the minimum fee to be paid increases to $8.00 CDN (approximately $6.88 US) per hectare per year. The Comego Property is comprised of approximately 255 hectares. As such, we will be required to complete minimum exploration work or pay a minimum fee of $1,020 CDN (approximately $880 US) each year for the first three years and $2,040 CDN (approximately $1,750 US) per year thereafter. If we fail to complete the minimum required amount of exploration work or fail to make a payment in lieu of this exploration work, then our mineral claims will lapse and we will lose all interest that we have in these mineral claims. We have completed Phase I of our exploration program at a cost of $4,500 (approximately $5,056 CDN). As such, our title to the Comego Property should remain in good standing for the next four years upon the submittal of the appropriate documentation, payment of the required fees, the submittal of a report, and the approval from, the Ministry of Mines.

FIGURE 1
COMEGO PROPERTY
Scale 1 : 5,100,000

Location

The Comego Property is located at the headwaters of the Chemainus River on Mount Whymper, approximately three miles from Cowichan Lake and approximately 20 miles from the City of Nanaimo, on Vancouver Island, in the Province of British Columbia, Canada.

The Comego Property may be accessed by graveled logging roads from Nanaimo. Nanaimo may be accessed via ferry from the City of Vancouver, on the mainland of British Columbia.

Climate and General Physiography

The general climate of the region surrounding the Comego Property is typical of the West Coast temperate zone, with mild to cool temperatures and periodic heavy rainfall from November to March. Snowfall may occur during the rainy season. During the summer season, temperatures average approximately 60°F.

The terrain of the Comego Property is comprised of moderate to steep slopes. The Comego Property has two mineral showings that we refer to as the “Comego Mineral Showing” and the “Cheryl Mineral Showing”. The Comego Mineral Showing is located at an elevation of 760 feet on a northeast facing slope. The Cheryl Mineral Showing is located on an easterly facing slope of the Chemainus River.

Infrastructure

The Comego Property does not currently have any plant or equipment located on it. The City of Vancouver, located approximately 34 miles east of the Comego Property on the mainland of British Columbia, is the primary source for experienced exploration and mining contractors and equipment in the region. Exploration and mining contractors and equipment can also be found in the City of Nanaimo and other small communities on Vancouver Island.

There are no electrical or other facilities currently built on the property. Sufficient water for all phases of the exploration program is available from the Chemainus River and other water courses found within or adjacent to the Comego Property. Diesel-electrical power will be required in the initial development and feasibility stages.

Property History

To our knowledge, there has been no previous exploration or mining operations on the Comego Property.

Regional Geology

The Comego Property is located in an area within the Insular Belt, which is the westernmost major tectonic subdivision of the Canadian Cordillera. The Insular Belt contains a middle Paleozoic and a Jurassic volcanic-plutonic complex, both apparently underlain by gneiss-migmatite terrains and overlain by Permo-Pennsylvanian and Cretaceous clastic sediments. A thick shield of Upper Triassic basalt overlain by carbonate-clastic sediments separates the two complexes in space and time.

The area in which the Comego Property is found is dominated by the Karmutsen Formation of the Vancouver Group rock formation, with intrusions from the Island Intrusion formations. The Karmutsen Formation is composed of theolitic volcanic rocks up to 6,000 meters (approximately 3.7 miles) thick and underlies most of Vancouver Island. Generally, the Karmutsen Formation is composed of a lower member of pillow lava, a middle member of pillow breccia and aquagene tuff, and an upper member of massive flows with minor interbedded pillow lava, breccia and sedimentary layers.

The Island Intrusion formation contains batholiths and stocks of granitoid rocks ranging from quartz diorite to granite. The Island Intrusions underlie about one quarter of the surface of Vancouver Island.

Property Geology and Mineralization

The Comego Property is predominantly underlain by basaltic volcanic rocks of the Karmutsen Formation in a central northerly trending contact with dioritic to gabbroic intrusive rocks of the Late Triassic Mount Hill Gabbro. The gabbro incorporates pendants of the Mississippian to Lower Permean Buttle Lake Group. These pendants are comprised of chert, siliceous argillites and siliciclastic rocks of the Fourth Lake Formation.

At the northeast corner of the Comego Property there are indicated Upper Cretaceous, Nanaimo Group, undivided sedimentary rocks in contact with the Mount Hill Gabbro and the Fourth Lake Formation.

Located to the east of the Comego Property is a mineral property known as the Lara project. Reports on the Lara indicate a mineral zone consisting of volcanogenic polymetallic massive sulphide deposit located in the Cowichan uplift. The Cowichan uplift is one of three geanticlinal uplifts that expose Paleozoic volcanic and sedimentary rocks on Vancouver Island. The Paleozoic rocks are intruded by mafic sills of the Mount Hall Gabbro that are coeval with overlying basaltic volcanics of the Karmutsen Formation. Granodioritic stocks of the Island Intrusion have subsequently intruded all of these sequences. The Nanaimo Group lies unconformably on the older sequences.

According to mineral reports filed with the British Columbia government, the outcrops of the Cheryl Mineral Showing area host pyrite and chalcopyrite mineralization. According to this report, magnetite was observed in silt samples. A silicified turbidite outcrop hosts a quartz vein 4.5 feet long and up to one foot wide. Mineralization increases close to the vein but it appears that the wallrock contains more mineralization than the vein. Small shear zones with limonitic staining occur. According to the report referenced by our consulting geologist, a sample from this outcrop contained 5 to 10% pyrite and 3 to 5% chalcopyrite.

Our consulting geologist also reported that, according to filed mineral reports on the Comego Mineral Showing area, skarns are developed in the Buttle Lake Group sediments which have been intruded by diabasic and gabbro sills informally called the Mount Hall gabbro. Mineralization, however, may be related to the nearby Jurassic Reynard Creek diorite stock. The rock types in the area comprise chert, cherty tuffs and sediments, agglomerates and argillite. According to the filed report, assays from the quartz-carbonate zones are very low. Mineralization occurs as three types: (1) quartz-calcite-garnet-actinolite skarn with magnetite, chalcopyrite, pyrrhotite, pyrite and locally tetrahederite replacing sediments, (2) quartz veins hosting molybdenite, pyrite and chalcopyrite, and (3) quartz-carbonate veins in shear zones.

Conclusions of Geological Report

The geological evaluation report we obtained on the Comego Property states the property is favorably located for potentially economic skarn or volcanogenic type mineralization. The Comego Property covers two known mineral showings with a mineralization that indicates skarn related mineral zones similar to those occurring at formerly productive mineral zones on a property located to the south of the Comego Property or potential volcanogenic mineral zones similar to those occurring on a developed mineral project located to the east of the Comego Property.

Recommendations of Geological Report and the Geological Exploration Program

In his geological report, Mr. Sookochoff, recommended that a three phase continuing exploration program be undertaken on the property. The three phase program consists of the following:

Phase	Exploration Program	Cost	Status
Phase I	Trenching and sampling of the Cheryl and Comego mineral showings	$4,500	Completed.
Phase II	Coverage of the area with a VLF-EM and magnetometer surveys	$8,500	Expected to be completed early in the Summer of 2007.
Phase III	Trenching, sampling and geological mapping within anomalous zones	$9,500	Expected to be completed in 2007, depending on the results of Phase II.
	Total Estimated Cost	$22,500

Results of Phase I

Phase I of our exploration program for the Comego Property was completed in July of 2006. Two trenches were excavated along two extensions of the Cheryl mineral showing. A mineralized zone was exposed, which appears to be either a parallel zone, or the same zone as the Cheryl showing. The mineralization occurs within quartz veins and the host andesite.

Eight samples were taken during Phase I. These samples were taken from the two excavated trenches and from the Cheryl mineral showing itself. In his report, Mr. Sookochoff reported that the results of Phase I were successful in that the results confirmed the gold and copper mineralization described in historical reports filed with the British Columbia government for the general area. Mr. Sookochoff reported that the mineralized quartz veins and the mineralization within the host rock andesite could potentially be a developed stockwork system with significant widths, and thus has the potential for bulk tonnage mineralization to depth. As the controls to the mineralized zone appear to be shear related, the width of the mineral zone could be related to the width of the shear.

Based on these results, Mr. Sookochoff has recommended that we proceed with Phase II of our program. Phase II will consist of a VLF-EM and magnetometer survey of the area. This survey will be conducted in an attempt to delineate the anomalously indicated mineralized zones and the extensions thereof. We expect to complete Phase II of our exploration program early in the Summer of 2007 .

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia. The main agency that governs the exploration of minerals in the Province of British Columbia is the Ministry of Mines.

The Ministry of Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry of Mines regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the British Columbia Mineral Tenure Act, and the British Columbia Mines Act, as well as the Health, Safety and Reclamation Code and the Mineral Exploration Code.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in British Columbia. The Mineral Tenure Act also governs the issuance of leases which are long term entitlements to minerals.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be done in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. It outlines the powers of the Chief Inspector of Mines, to inspect mines, the procedures for obtaining permits to commence work in, on or about a mine and other procedures to be observed at a mine. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them. Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed. An environmental impact statement may be required.

We have not budgeted for regulatory compliance costs in the proposed work program recommended by the geological report.

The Mineral Tenure Act requires that a holder of title to mineral claims must spend at least $4.00 CDN (approximately $3.44 US) per hectare per year for the first three years after staking the claim on exploration work in order to keep the property in good standing. After the first three years, the minimum exploration expenditures increase to $8.00 CDN (approximately $6.88 US) per hectare per year. Instead of spending the minimum amounts on exploration work, an equivalent fee may be paid to the Province of British Columbia. The Comego Property consists of an area of approximately 255 hectares. As such, the annual filing fees/minimum exploration work needed to keep the Comego Property in good standing is expected to be approximately $1,020 CDN (approximately $880 US) for the first three years and $2,040 CDN (approximately $1,750 US) thereafter. Because of the exploration work already conducted on Phase I of our exploration program, the Comego Property should be in good standing for the next four years upon the submittal of the appropriate documentation, payment of the required fees, the submittal of a report, and the approval from, the Ministry of Mines.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or on us in the event a potentially economic deposit is discovered.

If we anticipate disturbing ground during our mineral exploration activities, we will be required to make an application under the Mines Act for a permit. A permit is issued within 45 days of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. The initial exploration activities on the Sum Claims (grid establishment, geological mapping, soil sampling, geophysical surveys) do not involve ground disturbance and as a result do not, at this time, require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

If we enter the production phase, of which there is no assurance, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. The regulatory requirements that we will have to meet will likely include:

(i)	Ensuring that any water discharge meets drinking water standards;

(ii)	Dust generation will have to be minimal or otherwise re-mediated;

(iii)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

(iv)	All material to be left on the surface will need to be environmentally benign;

(v)	Ground water will have to be monitored for any potential contaminants;

(vi)	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

(vii)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Competition

We are an exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Employees

We have no employees other than our sole executive officer and director as of the date of this prospectus. We conduct our business largely through consultants.

Research and Development Expenditures

We have not incurred any research expenditures since our incorporation. We have expended approximately $6,199 on our exploration program as of the date of this prospectus.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

Our plan of operation is to conduct mineral exploration activities on the Comego Property in order to assess whether the property contains mineral reserves capable of commercial extraction. Our exploration program is designed to explore for commercially viable deposits of copper, silver and gold. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on the Comego Property.

We engaged Laurence Sookochoff, P.Eng. to prepare a geological evaluation report on the Comego Property. Mr. Sookochoff’s report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims. The exploration program recommended by Mr. Sookochoff is as follows:

Phase	Exploration Program	Cost	Status
Phase I	Trenching and sampling of the Cheryl and Comego mineral showings	$4,500	Completed.
Phase II	Coverage of the area with a VLF-EM and magnetometer surveys	$8,500	Expected to be completed early in the Summer of 2007.
Phase III	Trenching, sampling and geological mapping within anomalous zones	$9,500	Expected to be completed in 2007, depending on the results of Phase II.
	Total Estimated Cost	$22,500

Phase I of our exploration program was completed in July of 2006. Based on the results of Phase I, Mr. Sookochoff has recommended that we proceed to Phase II of our exploration program. We expected Phase II of our exploration program to be completed early in the Summer of 2007 . A decision on whether to proceed beyond Phase II of our exploration program will be made after receiving the report of our consulting geologist on the results of Phase II.

As of December 31, 2006 , we had cash on hand of $53,958 . We have sufficient cash on hand to pay the anticipated costs of our proposed exploration program. However, there are no assurances that the actual cost of completing this exploration program will not exceed our estimates of those costs. If the actual costs of the exploration program are substantially greater than we have estimated, we may be required to seek additional financing. In addition, if we decide to proceed with additional work beyond Phase III, of which there is no assurance, we may also be required to seek additional financing. We currently do not have any arrangements for additional financing.

During the exploration stage of our business, our President will be devoting approximately 10% of her time to our business. We do not foresee this limited involvement negatively impacting our company over the next twelve months as all exploratory work has been, and will continue to be, performed by outside consultants. Additionally, we will not have a need to hire any employees over the next twelve months, nor do we plan to make any purchases of equipment over the next twelve months. Outside consultants will be expected to provide all tools needed for the exploratory work being conducted.

We anticipate that we will incur the following expenses over the next twelve months:

Category	Planned Expenditures Over The Next 12 Months (US$)
Legal and Accounting Fees(1)	$20,000
Office Expenses	$3,000
Mineral Property Exploration Expenses	$18,000
TOTAL	$41,000

(1)	Excluding the estimated costs of this offering of $32,016 .

Liquidity and Capital Resources

Working Capital
	At December 31, 2006	At September 30, 2006
Current Assets	$53,958	$65,344
Current Liabilities	$27,294	$17,853
Working Capital	$26,664	$47,491

Cash Flows
		Period from
		October 12, 2005
	Three Months Ended	(Inception)
	December 31, 2006	to December 31, 2006
Cash Used In Operating Activities	$(11,386)	$(36,514)
Cash Used In Investing Activities	0	(9,699)
Cash Provided By Financing Activities	0	100,171
Net Increase (Decrease) In Cash During Period	$(11,386)	$53,958

As of December 31, 2006, we had cash on hand of $53,958. We have incurred an accumulated net loss of $73,507 for the period from the date of our inception on October 12, 2005 to December 31, 2006 and have not attained profitable operations to date.

Future Financings

We currently have sufficient capital resources to meet our anticipated needs for the next twelve months. However, there are no assurances that the actual costs of operating our business over the next twelve months will not exceed our estimates. If actual costs are substantially greater than we have anticipated, we may be required to seek additional financing within that time period. In addition, if we decide to proceed beyond Phase III of our exploration program of which there is no assurance, we will also require additional financing.

We do not anticipate earning revenue in the foreseeable future, and we do not expect sufficient debt financing to be available to us at this stage of our development. As such, we expect that we will need to rely on equity financings in order to fund our future operations. Issuances of additional shares of our capital stock will result in the dilution of the interests of our existing stockholders.

There are no assurances that we will be able to obtain sufficient financing if and when required.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We currently do not own any physical property or own any real property. We purchased the Comego Property from Christopher Normand Delorme at a cost of $3,500. Title to the Comego Property is held by our wholly owned subsidiary, CMBS Explorations Inc.

We rent office space at Suite 210 – 810 Peace Portal Drive, in Blaine, Washington. This office space consists of approximately 100 square feet, which we rent at a cost of $225 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

1.	Any of our directors or officers;
2.	Any person proposed as a nominee for election as a director;
3.	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
4.	Any of our promoters; and
5.	Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

On October 19, 2005, we issued 25,000,000 shares of common stock to our sole executive officer and sole director, Lubow Klauser, at a price of $0.001 per share. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

Antonio Corsi and Edith Corsi are the parents of our former Secretary, Patrick Corsi. Giovanni Corsi is the cousin of Patrick Corsi. Each of Antonio Corsi, Edith Corsi and Giovanni Corsi are selling stockholders named in this prospectus and were subscribers to the $0.01 per share private placement financing completed on January 31, 2006 under Regulation S of the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is currently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we have forty (40) registered stockholders.

Rule 144 Shares

As of the date of this prospectus, 7,517,150 shares of our common stock are available for resale to the public. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 325,000 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

We are paying the expenses of the Offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) enable our common stock to be traded on the OTC Bulletin Board. We plan to file a Form 8-A registration statement with the SEC concurrently with, or immediately following, the effectiveness of this Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our exploration programs, we may need to raise additional capital. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Management Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception through to December 31, 2006 , our most recently completed fiscal quarter:

Name	Title	Annual Compensation				Long Term Compensation
		Year	Salary ($)	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
Lubow Klauser	President, Secretary, Treasurer, and Director	2006	$0	$0	$0	$0	$0	$0	$0
Patrick Corsi	Former Secretary	2006	$0	$0	$0	$0	$0	$0	$0

Stock Option Grants

We do not have any stock options outstanding. No stock options or stock appreciation rights under any stock incentive plans have been granted to our sole director or executive officers since our inception.

FINANCIAL STATEMENTS

Index to Financial Statements:

1.	Audited financial statements for the period ended September 30, 2006, including:

	(a)	Report of Independent Registered Public Accounting Firm;

	(b)	Consolidated Balance Sheet as at September 30, 2006;

	(c)	Consolidated Statement of Operations for the period from October 12, 2005 (date of inception) to September 30, 2006;

	(d)	Consolidated Statement of Cash Flows for the period from October 12, 2005 (date of inception) to September 30, 2006;

	(e)	Consolidated Statement of Stockholders' Equity for the period from October 12, 2005 (date of inception) to September 30, 2006; and

	(f)	Notes to the Consolidated Financial Statements.

2.	Unaudited financial statements for the three months ended December 31, 2006, including:

	(a)	Interim Consolidated Balance Sheets as at December 31, 2006 and September 30, 2006;

(b)
Interim Consolidated Statements of Operations for the three months ended December 31, 2006, for the period from October 12, 2005 (date of inception) to December 31, 2005, and for the period from October 12, 2005 (date of inception) to December 31, 2006;

(c)
Interim Consolidated Statements of Cash Flows for the three months ended December 31, 2006, for the period from October 12, 2005 (date of inception) to December 31, 2005, and for the period from October 12, 2005 (date of inception) to December 31, 2006;

	(d)	Interim Consolidated Statement of Stockholders’ Equity for the period from October 12, 2005 (date of inception) to December 31, 2006; and

	(e)	Notes to the Interim Consolidated Financial Statements.

COLUMBUS VENTURES INC.

(An Exploration Stage Company)

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

 (Stated in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Columbus Ventures Inc.
(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheet of Columbus Ventures Inc. (An Exploration Stage Company) as at September 30, 2006 and the related consolidated statements of operations, cash flows and stockholders’ equity for the period from October 12, 2005 (inception) to September 30, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, such consolidated financial statements present fairly, in all material respects, the financial position of Columbus Ventures Inc. (An Exploration Stage Company) as at September 30, 2006, and the results of its operations and its cash flows for the period from October 12, 2005 (inception) to September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Telford Sadovnick, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
January 30, 2007

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEET
September 30, 2006
(Stated in US Dollars)

ASSETS

Current
Cash	$65,344

LIABILITIES
Current
Accounts payable and accrued liabilities	$17,853

STOCKHOLDERS’ EQUITY

Capital stock
Authorized:
100,000,000 common voting stock, $0.001 par value
100,000,000 preferred stock, $0.001 par value
Issued and outstanding:
32,517,150 common shares	32,517
Additional paid-in-capital	67,654
Deficit accumulated during the exploration stage	(52,680)

47,491

$65,344

The accompanying notes form an integral part of these consolidated financial statements.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
for the period October 12, 2005 (Inception) to September 30, 2006
(Stated in US Dollars)

Expenses
Accounting and audit fees	$24,635
Bank charges	669
Consulting fees	1,500
Foreign exchange (gain)	(274)
Legal fees	12,264
Office and miscellaneous	1,576
Mineral property acquisition and explorations costs	9,699
Rent	2,611

Net loss for the period	$(52,680)

Basic loss per share	$(0.00)

Weighted average number of common shares outstanding	29,749,766

The accompanying notes form an integral part of these consolidated financial statements.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
for the period October 12, 2005 (Inception) to September 30, 2006
(Stated in US Dollars)

Cash provided by (used in):

Operating Activities
Net loss for the period	$(52,680)
Add: Mineral property acquisition and
explorations costs	9,699
Change in non-cash operating working
capital item:
Accounts payable and accrued liabilities	17,853

Cash (used in) operating activities	(25,128)

Investing Activity
Mineral property acquisition and
explorations costs	(9,699)

Cash (used in) investing activity	(9,699)

Financing Activity
Issuance of common stock	100,171

Cash provided by financing activity	100,171

Cash, end of the period	$65,344

The accompanying notes form an integral part of these consolidated financial statements.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
for the period October 12, 2005 (Inception) to September 30, 2006
(Stated in US Dollars)

				Deficit
				Accumulated
			Additional	During the
	Common Shares		Paid-in	Exploration
	Number	Par Value	Capital	Stage	Total

Capital stock issued for cash:
- at $0.001	25,000,000	$25,000	$-	$-	$25,000
- at $0.01	7,517,150	7,517	67,654	-	75,171
Net loss for the period	-	-	-	(52,680)	(52,680)

Balance, as at September 30, 2006	32,517,150	$32,517	$67,654	$(52,680)	$47,491

The accompanying notes form an integral part of these consolidated financial statements.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Stated in US Dollars)
Page One

Note 1	Nature and Continuance of Operations

Columbus Ventures Inc. (the “Company”) is in the exploration stage. The Company has acquired a mineral property located in the Province of British Columbia, Canada, and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of amounts from the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying property, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and to complete the development of the property and upon future profitable production or proceeds from the sale thereof.

These consolidated financial statements have been prepared on a going concern basis. The Company has accumulated losses of $52,680 since inception and has yet to achieve profitable operations. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management plans to continue to provide for its capital needs by issuing equity securities. These consolidated financial statements do not include any adjustments relating to the amount and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

The Company was incorporated in the State of Nevada on October 12, 2005.

Note 2	Summary of Significant Accounting Policies

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may vary from these estimates.

The consolidated financial statements have, in management’s opinion been properly prepared within the framework of the significant accounting policies summarized below:

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Stated in US Dollars)
Page Two

Note 2	Summary of Significant Accounting Policies – (cont’d)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CMBS Explorations Inc. (“CMBS”). CMBS was incorporated under the Business Corporations Act of British Columbia on October 11, 2005. All inter-company transactions and accounts have been eliminated.

Exploration Stage Company

The Company complies with Financial Accounting Standards Board (“FASB”) Statement No. 7 and Securities and Exchange Commission Act Guide 7 in its characterization as an exploration stage company.

Mineral Properties and Exploration Costs

Mineral Rights

The Company capitalizes acquisition and option costs of mineral property rights where the Company believes the properties contain potentially mineralized material. The amount capitalized represents fair value at the time the mineral rights were acquired. The accumulated costs of acquisition for properties that are developed to the stage of commercial production will be amortized using the unit-of-production method.

Exploration Costs

Mineral exploration costs are expensed as incurred.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to a plan of action based on the then known facts.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Stated in US Dollars)
Page Three

Note 2	Summary of Significant Accounting Policies – (cont’d)

Foreign Currency Translation

The Company’s functional currency is the Canadian dollar as substantially all of the Company’s operations are in Canada. The Company uses the United States dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission (“SEC”) and in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 52. Assets and liabilities of the subsidiary denominated in a foreign currency are translated at the exchange rate in effect at the period end and capital accounts are translated at historical rates. Income statement accounts are translated at the average rates of exchange prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included in the Accumulated Other Comprehensive Income (Loss) account in Stockholders’ Equity.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date. Any exchange gains and losses are included in the Statement of Operations.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the assets and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized as future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share

The Company reports “basic loss per share” in accordance with the SFAS No. 128, “Earnings Per Share”. “Basic loss per share” is computed using the weighted average number of shares outstanding during the period.

Diluted loss per share has not been provided, as it would be antidilutive.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Stated in US Dollars)
Page Four

Note 2	Summary of Significant Accounting Policies – (cont’d)

Financial Instruments

The Company’s financial instruments consist of cash and accounts payable and accrued liabilities. Unless otherwise noted, in the opinion of management, the Company is not exposed to significant interest, currency or credit risk arising from theses financial instruments. The fair value of these financial instruments approximates their carrying values unless otherwise noted.

Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the consolidated financial statements.

Cash and Cash Equivalents

Cash consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. For purposes of the consolidated balance sheet and statement of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. At September 30, 2006, the Company had no cash equivalents.

Asset Retirement Obligations

The Company has adopted SFAS No. 143 “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.

The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate. To date, no significant asset retirement obligation exists due to the early stage of exploration. Accordingly, no liability has been recorded.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Stated in US Dollars)
Page Five

Note 2	Summary of Significant Accounting Policies – (cont’d)

Revenue Recognition

The Company recognizes revenue in accordance with the criteria outlined in Securities Exchange Commission Staff Accounting Bulletin No. 104 (“SAP 104”), “Revenue Recognition”. Revenues will be recognized once they are earned; specifically when: (a) services are provided or products are delivered to customers, (b) clear proof that an arrangement exists, (c) amounts are fixed or can be determined, and (d) the Company’s ability to collect is reasonably assured.

Impairment of Long-Lived Assets

In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such cases, the amount of the impairment is determined based on the relative fair values of the impaired assets.

Regulatory Matters

The Company and its mineral property interest is subject to a variety of Canadian federal and provincial regulations governing land use, health, safety and environmental matters. The Company’s management believes it has been in substantial compliance with all such regulations, and is unaware of any pending action or proceeding relating to regulatory matters that would affect the financial position of the Company.

Note 3	Mineral Property

Cheryl Comego Claim Group

On October 24, 2005, the Company acquired a 100% undivided right, title and interest in and to the Cheryl Comego mineral claims (12 units) located in the Alberni Mining Division in the Province of British Columbia, Canada for $3,500. The Company has not determined whether the mineral claim contains mineralized material and has consequently written off all mineral rights acquisition costs to operations. As at September 30, 2006, the Company incurred an aggregate of $6,199 of exploration costs.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Stated in US Dollars)
Page Six

Note 4	Recent Accounting Pronouncements

a) In November 2004, FASB issued SFAS 151, “Inventory Costs”. The adoption of SFAS 151 does not have an impact on the Company’s results of operations or financial position.

b) In December 2004, FASB issued SFAS No. 153, “Exchanges of Non-Monetary Assets - an amendment of APB Opinion No. 29”. The Company has determined that the adoption of SFAS 153 does not have an impact on the Company’s results of operations or financial position.

c) In December 2004, FASB issued FASB No. 123 (revised 2004), “Share-Based Payment”. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair- value based measurement in accounting for share-based payment transactions with employees. The Company adopted SFAS 123 effective October 12, 2005.

d) FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations” (“FIN47”) clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143 “Accounting for Asset Retirement Obligation”, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Company. FIN 47 is effective for financial years ending after December 15, 2005. The Company does not believe the adoption of FIN 47 does not have an impact on its results of operations or financial position.

e) In November 2005, the FASB issued Staff Position No. FAS 115-1 (“FSP 115-1”), “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. FSP 115-1 provides accounting guidance for identifying and recognizing other-than-temporary impairments of debt and equity securities, as well as cost method investments in addition to disclosure requirements. FSP 115-1 is effective for reporting periods beginning after December 15, 2005, and earlier application is permitted. The Company has determined that the adoption of FSP 115-1 does not have an impact on its results of operations or financial position.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Stated in US Dollars)
Page Seven

Note 4	Recent Accounting Pronouncements – (cont’d)

f) In May 2005, FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." SFAS 154 replaces APB 20, "Accounting Changes," and SFAS 3, "Reporting Accounting Changes in Interim Financial Statements," and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 to have a material effect on its financial condition or results of operations.

g) In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140”. This Statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140. This Statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the Statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. The Company does not expect the adoption of SFAS No. 155 to have a material effect on its financial condition or results of operations.

h) In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - an Amendment of FASB Statement No. 140.” This Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities in accordance with FASB Statement No. 115; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The Statement also requires all separately

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Stated in US Dollars)
Page Eight

Note 4	Recent Accounting Pronouncements – (cont’d)

recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. This Statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. The Company does not expect the adoption of SFAS No. 156 to have a material effect on its financial condition or results of operations.

i) In June 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material effect on its financial condition or results of operations.

j) In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a material effect on its financial condition or results of operations.

k) In September 2006, FASB issued SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires, among other things, that a company (1) recognize a net liability or asset to report the funded status of their defined benefit pensions and other postretirement plans on its balance sheet and (2) measure benefit plan assets and benefit obligations as of the company's balance sheet date. Calendar year-end companies with publicly traded equity securities are required to adopt the recognition and disclosure provisions of SFAS 158 as of December 31, 2006. The Company does not expect the adoption of SFAS No. 158 to have a material effect on its financial condition or results of operations.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Stated in US Dollars)
Page Nine

Note 4	Recent Accounting Pronouncements – (cont’d)

l) In September 2006, the SEC announced Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 addresses how to quantify financial statement errors that arose in prior periods for purposes of assessing their materiality in the current period. It requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality. It clarifies that immaterial financial statement errors in a prior SEC filing can be corrected in subsequent filings without the need to amend the prior filing. In addition, SAB 108 provides transitional relief for correcting errors that would have been considered immaterial before its issuance. The Company does not expect the adoption of SAB 108 to have a material effect on its financial condition or results of operations.

m) In April 2006, FASB issued Staff Position No. FIN No. 46R6, (“FSP 46R-6”), “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46R.” This FSP addresses how a reporting enterprise should determine the variability to be considered in applying FIN No. 46R, “Consolidation of Variable Interest Entities.” FIN No. 46R provides guidance on when to consolidate an entity based on exposure to risks and rewards, rather than voting control. It describes the characteristics of a variable interest entity (“VIE”) and how an entity that is involved with a VIE should determine whether its shares in the VIE’s risks and rewards extensively enough to be the VIE’s primary beneficiary and therefore consolidate it. The guidance in this FSP applied prospectively to all entities with which the Company first became involved with and to all entities previously analyzed under FIN No. 46R when a reconsideration event occurred beginning July 1, 2006. Retrospective application of FIN No. 46R was permitted but not required. The Company adopted this FSP prospectively. Application of this FSP has not had a material impact on the 2006 consolidated financial statements. The impact of this FSP on the Company’s financial statements beyond 2006 is dependent upon the specifics of future arrangements.

Note 5	Share Capital

On October 19, 2005, the Company issued 25,000,000 common shares at $0.001 for total cash proceeds of $25,000 to the president and director of the Company.

On January 31, 2006, the Company issued 7,517,150 common shares at $0.01 for total proceeds of $75,171.

As at September 30, 2006, there were no outstanding stock options or warrants.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Stated in US Dollars)
Page Ten

Note 6	Contractual Obligations

The Company has no significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters, except as disclosed. Rental of premises is on a month-to-month basis.

Note 7	Income Tax

a)	Income Tax Provision

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% to income before income taxes. The difference results from the following item:

October 12, 2005
(Inception) to
September 30, 2006

Computed expected (benefit of) income taxes	$(17,911)
Increase in valuation allowance	17,911

Income tax provision	$-

b)	Significant component of the Company’s deferred income tax assets are as follows:

September 30, 2006

Operating loss carry-forwards	$42,981
Mineral property acquisition and exploration costs	9,699
52,680
Statutory tax rate	34%

Deferred income tax assets	17,911
Valuation allowance	(17,911)

Net deferred tax assets	$-

c)

The Company has incurred operating losses of approximately $42,981, which, if unutilized, will expire through to 2026. Subject to certain restrictions, the Company has also incurred mineral property expenditures of $9,699 available to reduce future taxable income. Future tax benefits, which may arise as a result of these losses and mineral property expenditures, have not been recognized in these consolidated financial statements, and have been offset by a valuation allowance.

COLUMBUS VENTURES INC.

(An Exploration Stage Company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Stated in US Dollars)

 (Unaudited)

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
INTERIM CONSOLIDATED BALANCE SHEETS
December 31, 2006 and September 30, 2006
(Stated in US Dollars)
(Unaudited)

	December 31,	September 30,
	2006	2006
ASSETS

Current
Cash	$53,958	$65,344

LIABILITIES
Current
Accounts payable and accrued liabilities	$27,294	$17,853

STOCKHOLDERS’ EQUITY

Capital stock
Authorized:
100,000,000 common voting stock, $0.001 par value
100,000,000 preferred stock, $0.001 par value
Issued and outstanding:
32,517,150 common shares (September 30, 2006: 32,517,150)	32,517	32,517
Additional paid-in-capital	67,654	67,654
Deficit accumulated during the exploration stage	(73,507)	(52,680)

	26,664	47,491

	$53,958	$65,344

The accompanying notes form an integral part of these consolidated financial statements.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
for the three months ended December 31, 2006, for the period October 12, 2005 (Inception) to
December 31, 2005 and for the period October 12, 2005 (Inception) to December 31, 2006
(Stated in US Dollars)
(Unaudited)

	Three months	October 12, 2005	October 12, 2005
	ended	(Inception) to	(Inception) to
	December 31,	December 31,	December 31,
	2006	2005	2006

Expenses
Accounting and audit fees	$7,880	$0	$32,515
Bank charges	27	420	696
Consulting fees	0	1,500	1,500
Filing and regulatory fees	1,480	0	1,480
Foreign exchange (gain)	100	0	(174)
Legal fees	8,820	4,115	21,084
Mineral property acquisition and exploration
costs	0	8,000	9,699
Office and miscellaneous	345	541	1,921
Rent	675	586	3,286
Transfer agent fees	1,500	0	1,500

Net loss for the period	$(20,827)	$(15,162)	$(73,507)

Basic loss per share	$(0.00)	$(0.00)

Weighted average number of common shares
outstanding	32,517,150	25,000,000

The accompanying notes form an integral part of these consolidated financial statements.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
for the three months ended December 31, 2006, for the period October 12, 2005 (Inception) to
December 31, 2005 and for the period October 12, 2005 (Inception) to December 31, 2006
(Stated in US Dollars)
(Unaudited)

	Three months	October 12, 2005	October 12, 2005
	ended	(Inception) to	(Inception) to
	December 31,	December 31,	December 31,
	2006	2005	2006

Cash provided by (used in):

Operating Activities
Net loss for the period	$(20,827)	$(15,162)	$(73,507)
Add: Mineral property acquisition and
exploration costs	0	8,000	9,699
Change in non-cash operating working
capital item:
Accounts payable and accrued liabilities	9,441	0	27,294

Cash (used in) operating activities	(11,386)	(7,162)	(36,514)

Investing Activity
Mineral property acquisition and exploration
costs	0	(8,000)	(9,699)

Cash (used in) investing activity	0	(8,000)	(9,699)

Financing Activity
Issuance of common stock	0	67,300	100,171

Cash provided by financing activity	0	67,300	100,171

Net increase (decrease) in cash	(11,386)	52,138	53,958

Cash, beginning of the period	65,344	0	0

Cash, end of the period	$53,958	$52,138	$53,958

The accompanying notes form an integral part of these consolidated financial statements.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
for the period October 12, 2005 (Inception) to December 31, 2006
(Stated in US Dollars)
(Unaudited)

				Deficit
				Accumulated
			Additional	During the
	Common Shares		Paid-in	Exploration
	Number	Par Value	Capital	Stage	Total

Capital stock issued for cash:
- at $0.001	25,000,000	$25,000	$-	$-	$25,000
- at $0.01	7,517,150	7,517	67,654	-	75,171
Net loss for the period	-	-	-	(52,680)	(52,680)

Balance, as at September 30, 2006	32,517,150	$32,517	$67,654	$(52,680)	$47,491
Net loss for the period	-	-	-	(20,827)	(20,827)

Balance, as at December 31, 2006	32,517,150	$32,517	$67,654	$(73,507)	$26,664

The accompanying notes form an integral part of these consolidated financial statements.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Stated in US Dollars)
(Unaudited)
Page One

Note 1	Interim Reporting and Continuance of Operations

While the information presented in the accompanying interim three month consolidated financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, result of operations and cash flows for the interim periods presented. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. It is suggested that these consolidated financial statements be read in conjunction with the Company’s September 30, 2006 annual consolidated financial statements.

Operating results for the three-month period ended December 31, 2006 are not necessarily indicative of the results that can be expected for the year ending September 30, 2007.

The interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At December 31, 2006, the Company had not yet achieved profitable operations, has accumulated losses of $73,507 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances; however there is no assurance of additional funding being available.

Note 2	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CMBS Explorations Inc. (“CMBS”). CMBS was incorporated under the Business Corporations Act of British Columbia on October 11, 2005. All inter-company transactions and accounts have been eliminated.

COLUMBUS VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(Stated in US Dollars)
(Unaudited)
Page Two

Note 3	Mineral Property

Cheryl Comego Claim Group

On October 24, 2005, the Company acquired a 100% undivided right, title and interest in and to the Cheryl Comego mineral claims (12 units) located in the Alberni Mining Division in the Province of British Columbia, Canada for $3,500. As at December 31, 2006, the Company incurred an aggregate of $6,199 of exploration costs.

Note 4	Share Capital

On October 19, 2005, the Company issued 25,000,000 common shares at $0.001 for total cash proceeds of $25,000 to the president and director of the Company.

On January 31, 2006, the Company issued 7,517,150 common shares at $0.01 for total proceeds of $75,171.

As at December 31, 2006, there were no outstanding stock options or warrants.

Note 5	Contractual Obligations

The Company has no significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters, except as disclosed. Rental of premises is on a month-to-month basis.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Columbus. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Columbus, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Nevada Revised Statutes (the “NRS”), directors and officers are generally not individually liable to a company or to a company’s stockholders or creditors for damages arising as a result of their actions or failures to act. However, this protection from liability does not apply where:

(a)	the director or officer’s action or inaction constituted a breach of his fiduciary duties as a director or officer; and
(b)	his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.

Our ability to indemnify and insure our officers and directors is governed by the NRS and by our Articles of Incorporation and our Bylaws.

Our Articles and Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our Bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our Bylaws or otherwise.

Our Bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Insurance

The NRS and our Bylaws provide that we may purchase insurance or make other financial arrangements for our officers or directors for liabilities arising out of his or her position, regardless of whether the officer or director would have been entitled to indemnification from us.

ITEM 25.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	US($)
SEC Registration Fee Transfer Agent Fees Accounting Fees and Expenses Legal Fees and Expenses Miscellaneous	$16 $1,000 $15,000 $15,000 $1,000
Total	$32,016

(1)	All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.           RECENT SALES OF UNREGISTERED SECURITIES

We issued 25,000,000 shares of common stock on October 19, 2005 to Lubow Klauser. Ms. Klauser is our sole director and executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act at a price of $0.001 per share, for total proceeds of $25,000. The 25,000,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed an offering of 7,517,150 shares of our common stock at a price of $0.01 per share to a total of 42 purchasers on January 31, 2006. The total amount we received from this offering was $75,171.50. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27.           EXHIBITS

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation. (1)

3.2	Bylaws, as amended. (1)

5.1	Opinion of O’Neill Law Group PLLC with consent to use. (1)

10.1	Purchase Agreement dated October 24, 2005 between Christopher Normand Delorme and CMBS Explorations Inc. (1)

21.1	List of Subsidiaries. (1)

23.1	Consent of Telford Sadovnick, P.L.L.C., Certified Public Accountants

23.2	Consent of Laurence Sookochoff, P.Eng., Consulting Geologist.

(1)	Previously filed as an exhibit to our Registration Statement on Form SB-2 filed on November 21, 2006.

ITEM 28.           UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

	(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(c)	Include any additional or changed material information on the plan of distribution.

2.

To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Auenwald, Germany, on March 28, 2007 .

COLUMBUS VENTURES INC.

By:	/s/ Lubow Klauser
LUBOW KLAUSER
President, Secretary and Treasurer
(Principal Executive Officer and
Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

President, Secretary and Treasurer
/s/ Lubow Klauser	and Director
	(Principal Executive Officer and	March 28, 2007
LUBOW KLAUSER	Principal Accounting Officer)